Exhibit 99.1

IMMEDIATE RELEASE

POOL CORPORATION ANNOUNCES NEW SHARE REPURCHASE PROGRAM, INCREASED QUARTERLY CASH DIVIDEND AND VOTING RESULTS FOR
2011 ANNUAL MEETING OF STOCKHOLDERS
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COVINGTON, LA. (May 5, 2011) – Pool Corporation (NASDAQ/GSM:POOL) announced today that its Board of Directors has authorized a new $100.0 million share repurchase program for the purchase of the Company’s common stock in the open market at prevailing market prices or in privately negotiated transactions.

The Company also announced that the Board has declared a quarterly cash dividend of $0.14 per share, an 8% increase over the previous quarterly dividend amount of $0.13 per share.  The dividend is payable on June 1, 2011 to stockholders of record on May 16, 2011.  As of May 4, 2011 there were 48,172,536 shares of common stock outstanding.

Speaking at POOLCORP’s annual meeting of stockholders, Wilson Sexton, Chairman of the Board, said that the stockholders elected Andrew W. Code, James J. Gaffney, George T. Haymaker, Jr., Manuel J. Perez de la Mesa, Harlan F. Seymour, Robert C. Sledd, John E. Stokely and himself to serve as directors for the ensuing year.  Stockholders also ratified the retention of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011; approved the compensation of our named executive officers (the say-on-pay vote); and elected a frequency of every year for future say-on-pay votes.

Mr. Sexton stated, “We are honored by the stockholders’ continuing support and confidence in us as a Board.  It is truly a privilege to be able to serve the stockholders and Pool Corporation for the upcoming year.”

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products.  Currently, POOLCORP operates 293 sales centers in North America and Europe, through which it distributes more than 160,000 national brand and private label products to roughly 80,000 wholesale customers.  For more information about POOLCORP, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP’s 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com